OREM, Utah--(BUSINESS WIRE)--Reflect Scientific, Inc. (OTCBB: RSCF - News), an industry leader in the manufacture, supply and distribution of scientific equipment and related supplies, announced that on June 29, 2007  it has closed a funding with institutional investors in the amount of $2.5 million. The Company sold senior convertible debentures that are initially convertible at $0.65 per share. The Company also granted warrants to the investors to purchase 100% of the shares issuable upon conversion of the debentures, with half having an exercise price of $0.80 per share and the remainder having an exercise price of $1.00 per share. The debentures and warrants were sold pursuant to an exemption of Regulation D, Rule 506 of the Securities Act. The Company has agreed to file a registration statement within 60 days of closing for the shares underlying the debentures and warrants. vFinance Investments, Inc. acted as placement agent in the transaction.

 “We are pleased to welcome such knowledgable institutions as investors into Reflect Scientific. The capital raised will allow us to further develop opportunities we are seeing in the marketplace for our equipment,” remarked Kim Boyce, CEO.

About Reflect Scientific:

Reflect Scientific provides scientific products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 14 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need-based products.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For information related to Reflect Scientific, contact Investor Relations: Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.